Exhibit 99

                              FOR IMMEDIATE RELEASE
                                January 23, 2006
                              Contact: Roger Whaley
                                (803) 779-0411

Carolina National Corporation, based in Columbia, SC Announces results for the year end 2005.


Columbia, SC, January 23, 2006 - Carolina National Corporation, (NASDAQ: CNCP) parent of Carolina National Bank, is pleased to announce the consolidated financial results for 2005:

                                                                                               Unaudited                Audited
                                                                                            December 31, 2005      December 31, 2004
                                                                                            -----------------      -----------------
Balance Sheet ($'s in thousands)
         Assets
Cash equivalents ............................................................                   $ 20,968               $  3,382
Investment Securities .......................................................                      3,501                  3,361
Loans, net ..................................................................                    137,275                 88,972
Other Assets ................................................................                      3,113                  2,790
  Total Assets ..............................................................                   $164,857               $ 98,505
         Liabilities
Deposits ....................................................................                   $135,746               $ 86,094
Other Liabilities ...........................................................                      2,743                  1,486
  Total Liabilities .........................................................                   $138,489               $ 87,580
         Equity
Shareholders Equity .........................................................                   $ 26,368               $ 10,925
Total Liabilities and
         Shareholders Equity ................................................                   $164,857               $ 98,505

Income Statement ($'s in thousands)
Net Interest Income .........................................................                   $  5,072               $  2,720
Provision for Loan Loss .....................................................                        550                    506
Net Interest Income after
         Provision for Loan Losses ..........................................                   $  4,522               $  2,214
Non-interest Income .........................................................                        373                    272
Non-interest Expense ........................................................                      3,902                  3,148
Income Tax Expense (benefit) ................................................                        346                   (229)
         Net Income .........................................................                   $    647               $   (433)


Roger Whaley, President and Chief Executive Officer stated, "We are very pleased with the results of the year's activities. Between the end of 2004 and 2005, loans to our customers increased 54%; deposits increased 58%. Our total revenue increased 100.02% from $4,198,599 in 2004 to $8,398,151 in 2005. We experienced our first profitable full year and our net income for 2005 was more than a $1 million dollar improvement over the net loss reported for 2004. Two important measures of profitability, Net Interest Margin and Efficiency Ratio both improved significantly: the Net Interest Margin increased from 3.34% for the year ended 2004 to 4.01% for the year ended 2005 and the Efficiency Ratio improved from 105.21% to 71.66%."

"Also, our capital position grew significantly during the year. We recently completed a successful stock offering of 1,000,000 shares which increased capital by a net amount of $14.8 million. This new capital, combined with Net Income adjusted for Other Comprehensive Losses (net of tax benefits) increased our capital strength by 141%. After the end of 2005, the underwriter of our stock offering exercised an option to purchase an additional 150,000 shares. The net proceeds from this transaction are approximately $2.24 million and will be reported as additional capital in our financial results for the first quarter of 2006," he said.